Exhibit 99.02

December 22, 2009

Mr. Sandeep Vij

Dear Sandeep,

On behalf of and subject to the authorization and approval of the Board of Directors of MIPS Technologies, Inc. (“MIPS”), I am pleased to offer you the position of Chief Executive Officer and President reporting to the Board of Directors, subject to the terms and conditions contained herein.  This offer includes a base salary of $375,000.00 annualized, paid bi-weekly.

You will also be eligible to participate commencing in fiscal year 2011 in the MIPS Technologies, Inc. Performance-Based Bonus Plan for Executives (the “Bonus Plan”) with a current target of 70% of base salary earned in a fiscal year and an upside to a maximum payout of 140% of base salary earned in a fiscal year, subject to pay out in accordance with the terms of the Bonus Plan, which is subject to Board of Directors’ approval each fiscal year.  Additionally, your Employee Benefits Plan will include Medical, Dental, Life/AD&D/LTD and Vision insurance plans, 401(k), Flex Spending Accounts, Employee Stock Purchase Plan, Vacation and Holiday Pay.

Upon completion of the current fiscal year 2010 and in addition to your base compensation, you will receive a one time employment bonus of $135,000.00 to be paid in August 2010, provided you are employed by MIPS at the time of payout.  This bonus is subject to applicable state and federal tax withholding.

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., the terms of the applicable stock option plan and award documents, and compliance with all applicable federal and state securities laws, you will be granted an option to purchase 600,000 shares of MIPS Technologies, Inc. common stock.  The grant date and per share exercise price for new hire option grants is set by the Committee designated by the Board of Directors to administer the applicable stock plan.  Currently, new hire options are granted on the last Thursday of each month (“Grant Date”) and are priced using the market closing price on that date.   Unless otherwise notified, your option will be granted either on the Grant Date immediately following your start date, provided you commenced your employment on or before the Monday preceding that Grant Date, or on the Grant Date in the following month. Specific terms and conditions will be included in the definitive stock option award documents and will include your right to purchase your shares according to a vesting schedule.  The vesting schedule will provide for one-third of the total shares to become vested 12 months from your grant date, with 1/36th of the total shares vesting each month thereafter for the remaining 24 months.  Unless earlier terminated, your option may be exercised only during a term of seven (7) years from your grant date and may be exercised during such term only in accordance with the terms of the plan and the definitive award documents.

In addition, subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., the terms of the applicable stock plan and stock unit award documents, and compliance with all applicable federal and state securities laws, you will be granted a stock unit award for 75,000 restricted stock units.  The grant date is set by the Committee designated by the Board of Directors to administer the applicable stock plan and is anticipated to be on the last Thursday of the month in which you join the company.   Specific terms and conditions will be included in the definitive stock unit award documents and will include a vesting schedule.  The vesting schedule will provide for one-third of the total restricted stock units to become vested on each of the first three annual anniversaries of your grant date.

Upon approval of the Board of Directors, the Company will also enter into with you, effective as of the first day of your employment, the Indemnification Agreement and Change in Control Agreement previously provided to you.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal right to work in the United States.

Finally, in the event that your employment is terminated by MIPS without Cause (as defined in the Change in Control Agreement previously provided to you) or you resign your employment for Good Reason (as defined below) and providing that your termination of employment constitutes a “separation from service” within the meaning of United States Treasury Regulation 1.409A-1(h) (“Separation”) and you execute and do not revoke a mutually agreed upon separation agreement including a release, within sixty (60) days following your Separation (the “Deadline”), then you will receive within ten (10) days of the Deadline a separation payment, in one lump sum, of one year of base salary plus your annual target bonus and a payment sufficient to cover one year of COBRA premium payments.

For purposes of this letter, “Good Reason” shall mean one or more of the events listed in §§5(a) – (g) of the Change of Control Agreement previously provided to you (references to “Change in Control” in §§5(a) - (g) shall, where appropriate, refer to the “change giving rise to the claim that Good Reason exists”), providing that you notify MIPS within ninety (90) days following the occurrence of one or more of the events listed in §§5(a) – (g) (as modified above) with a thirty (30) day opportunity for MIPS to cure, and further providing that you terminate your employment within thirty (30) days of the expiration of the cure period.

Notwithstanding any other term in this letter, if, at the time of your Separation, you are a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each payment to be made to you under this section will not be made or commence until the earlier of (i) the date of your death after your Separation or (ii) the date that is six months and one day after your Separation, and any payments that otherwise would have been paid prior to this date will be paid in a lump sum on this date; provided, however, the deferral described herein will only become effective to the extent required to avoid adverse tax treatment to you, including without limitation, the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code in the absence of the deferral.  To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this offer letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

You may accept this position by signing below and returning a signed copy to MIPS Technologies’ Human Resources Department by January 25, 2010.

We are looking forward to you joining us and making a major contribution to the success of MIPS Technologies.

Sincerely,

/s/ KENNETH L. COLEMAN

Kenneth L. Coleman
Director and Chairman of the CEO Search Committee
MIPS Technologies, Inc.

I accept this offer of employment with the understanding that it is not an employment contract.  I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. I also understand that upon commencement of employment, I will be expected to sign the Confidential Information and Inventions Agreement. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ SANDEEP VIJ                                                       January 25, 2010
Employee Signature                                                                             Today’s Date

Start Date:  January 25, 2010